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                                                                       Exhibit 5

                           GIORDANO, HALLERAN & CIESLA
                           A PROFESSIONAL CORPORATION

                                ATTORNEYS AT LAW

                               125 HALF MILE ROAD
                               POST OFFICE BOX 190
                          MIDDLETOWN, NEW JERSEY 07748

                               (732) 741-3900
                               FAX: (732) 224-6599

                              441 EAST STATE STREET
                               TRENTON, NEW JERSEY
                                 (609) 695-3900

                           PLEASE REPLY TO: MIDDLETOWN

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                                December 1, 2006


Calton, Inc.
2050 40th Avenue, Suite One
Vero Beach Florida 32960

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed on this date by Calton, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of a maximum of 1,225,000 shares (the "Shares") of the Company's Common Stock, $.05 par value ("Common Stock"). Of the 1,225,000 Shares of Common Stock being offered pursuant to the Registration Statement, 1,000,000 shares are proposed to be offered and sold by the Company pursuant to and upon the exercise of awards granted, from time to time, under the Calton, Inc. 2006 Equity Incentive Plan (the "Equity Incentive Plan"), and 225,000 shares are proposed to be offered and sold pursuant to the Calton, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan").

     We have examined the original or photostatic or certified copy of such documents, records and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock when issued either pursuant to an award granted under the the Equity Incentive Plan or the Employee Stock Purchase Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to their issuance.

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                           GIORDANO, HALLERAN & CIESLA
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

Page 2

     On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that upon the issuance of the Shares against payment therefor in accordance with the provisions of the Equity Incentive Plan, an award granted thereunder, or the Employee Stock Purchase Plan, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the filing of the opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                     Very truly yours,


                                     GIORDANO, HALLERAN & CIESLA
                                     A Professional Corporation